Exhibit 99.1

PetroShare Corp. Enters into a Purchase Agreement for Assets Covering Approximately 16,000 Gross (11,000 Net) Acres in the DJ Basin

CENTENNIAL, CO–(November 28, 2016) -  PetroShare Corp. (OTCQB: PRHR) (“PetroShare” or the “Company”), today announced it has entered into a Purchase and Sale Agreement with an undisclosed third party (“Seller”) for  producing vertical wells and associated leases totaling approximately 15,994 gross (11,169) net acres principally in Adams and Weld Counties, Colorado. The Company has agreed to pay the Seller $5.0 Million in cash consideration, subject to closing adjustments.  Closing is scheduled for December 22, 2016, subject to customary closing conditions such as environmental and title diligence.

Approximately 3,480 gross (2,423 net) acres are located within the Company’s Niobrara / Codell target area in Adams County within the Southern Core portion of the Wattenberg Field in the DJ Basin of northeastern Colorado. Much of the acreage is currently held by production.   The Company’s strategic partner and lender, Providence Energy Operators, LLC, has agreed to purchase 50% of the wells and oil and gas leases proposed to be acquired by the Company.

This acquisition would add approximately 63 barrels of oil equivalent per day (31 BOE/D net to the Company’s interest) of production from 32 producing wells with upside potential through workovers and recompletions. The acquisition would also provide drilling potential for up to 60 (30 net) Niobrara and Codell standard and extended length horizontal wells, and includes leaseholds with up to 40 identified conventional vertical well locations targeting the D and J Sands which are prevalent and can be highly productive across much of the DJ Basin. The Company believes that additional D and J Sand conventional locations can be delineated with modern 3D seismic and certain areas may have the potential to be developed with horizontal wellbores.  PetroShare will serve as the operator of the vertical wells included in the assets proposed to be acquired.

“PetroShare’s asset base in the Wattenberg Field and DJ Basin would increase greatly with completion of this Agreement,” stated Stephen J. Foley, CEO of PetroShare. “Upon successful closing, we would have more than 7,900 net acres across our area of interest, of which 3,540 net Company acres are in the Niobrara / Codell Southern Core area of the Wattenberg Field.  The Company’s production profile is expected to increase at a rapid pace over the next several months, as some of the first horizontal wells in which the Company is participating as a non-operator are currently either in early stages of production or completion activities are underway. Several other non-operated wells are scheduled for completion in the first quarter of 2017. Managements’ experience in real estate development and in midstream continues to bring opportunities to the Company that we believe will provide value to all of our stakeholders.”

Frederick J. Witsell, President, added “this proposed transaction is consistent with our objective of pursuing accretive asset acquisitions with geo-mechanical merit in our core areas of focus. The leasehold has potential for both conventional and horizontal development of multiple pay horizons which provide the opportunity for efficient value creation.”

About PetroShare Corp.

PetroShare Corp. is a domestic oil and natural gas exploration and development company that targets capital deployment opportunities in established unconventional resource plays. Its current focus is in the Niobrara/Codell formations and adjacent oil and gas producing zones in the Rocky Mountain region with specific targets in the Wattenberg field within the DJ Basin of northeast Colorado. For more information, visit www.PetroShareCorp.com

Caution Concerning Forward-Looking Statements

This press release contains certain forward-looking statements and information, including “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements and information expressed, as of the date of this news release, PetroShare’s estimates, forecasts, projections, expectations or beliefs as to certain future events and results. These forward-looking statements include, among others, statements regarding completion of transactions, the benefits that PetroShare expects from transactions and plans and objectives of management for future operations. Forward-looking statements and information are necessarily based on a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, technical, economic and competitive uncertainties, risks and contingencies, and there can be no assurance that such statements and information will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements and information.

Risks and uncertainties that could cause results or future events to differ materially from current expectations expressed or implied by the forward-looking statements and information include, but are not limited to, risks related to completion of diligence, receipt of working capital, the level of success in exploration, development and production activities, possible defects in title to properties, fluctuations in the market price of crude oil and natural gas, industry risks, possible federal and/or state initiatives related to regulation of hydraulic fracturing, risks related to permitting and the projected timeframes to receive the necessary permits, environmental risks and hazards, uncertainty as to calculation of crude oil and natural gas resources and reserves and other risks described in the Company’s annual report on Form 10-K for the year ended December 31, 2015 and other filings with the Securities and Exchange Commission. Readers should not place undue reliance on forward-looking statements or information included herein, which speak only as of the date hereof. PetroShare undertakes no obligation to reissue or update forward-looking statements or information as a result of new information or events after the date hereof except as may be required by law. All forward-looking statements and information made in this news release are qualified by this cautionary statement.

Investor Relations Contacts

Company
Steve Devanney
303-367-1667
Email: sdevanney@petrosharecorp.com
Web: www.PetroShareCorp.com